UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2018 (May 6, 2018)
Atkore International Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37793	90-0631463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16100 South Lathrop Avenue Harvey, Illinois	60426
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(708) 339-1610

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officer; Compensatory Arrangements of Certain Officers.

On May 8, 2018, as part of the succession planning process of Atkore International Group Inc. (the “Company”), the Company’s Board of Directors (the “Board”) announced that John P. Williamson, the Company’s President and Chief Executive Officer (“CEO”), will retire as of September 30, 2018, the end of the current fiscal year. In addition, the Board announced the promotion of William Waltz to the position of President and Chief Operating Officer (“COO”), effective May 8, 2018, with the expectation that Mr. Waltz will succeed Mr. Williamson as CEO, effective October 1, 2018. Mr. Williamson will work closely with Mr. Waltz through the balance of the fiscal year to transition responsibilities to Mr. Waltz.

Mr. Waltz has served as the Company’s Vice President and Group President of Electrical Raceway since September 2017 and will continue to serve in that role while assuming the new role of COO. Prior to that, he served as Vice President and President of Conduit & Fittings since September 2015, after joining Atkore as President, Plastic Pipe and Conduit business unit in 2013. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company.

In connection with Mr. Williamson’s departure, Mr. Williamson entered into a Retirement Agreement with the Company on May 6, 2018 (the “Retirement Agreement”), under which the Board approved, as an exception, early eligibility for “Rule of 67” retirement treatment for Mr. Williamson’s equity awards, granting him thirty-six (36) months, starting on October 1, 2018, of continued vesting and exercisability, subject to the terms of the applicable incentive plan and award agreements. Under the Rule of 67, retirement is deemed to occur on a voluntary termination after an individual’s age plus years of service equal or exceed 67. In consideration for this treatment, Mr. Williamson has agreed, among other matters covered in the Retirement Agreement, to extend the term of the various restrictive covenants (i.e., non-disparagement, non-solicitation and non-competition) through the entire 36-month continued vesting and exercisability period, regardless of whether he actually holds equity interests during that entire period. In addition, the Retirement Agreement contains a release of claims against the Company by Mr. Williamson.

In connection with Mr. Waltz’s promotion to the position of COO, Mr. Waltz entered into a Letter Agreement with the Company on May 6, 2018, setting forth certain terms of his compensation as COO (the “Letter Agreement”). Under the Letter Agreement, his base salary will increase to $550,000 for the balance of the 2018 fiscal year, and his bonus eligible target under the Annual Incentive Plan (AIP) will be increased for the balance of the 2018 fiscal year to 80% of base salary and will be measured using applicable corporate performance factors. Except for such changes to his salary and bonus targets, Mr. Waltz will continue to participate in the Company’s compensation and benefits programs on the same terms as he did prior to his promotion. The portion of his compensation under the AIP from October 1, 2017 through May 7, 2018 will continue to be measured based on those factors tied to his position of Group President, Electrical Raceway.

Mr. Waltz’ compensation as CEO has not been finally determined as of the date of this filing, and such terms will be disclosed at the time his compensation is finalized.

There are no arrangements or understandings between Mr. Waltz and any other persons pursuant to which he was selected as the Company’s COO. Mr. Waltz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On May 8, 2018, the Company issued a press release regarding the foregoing matters. The Company’s press release is being furnished as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), or otherwise subject to the limitations of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act, except as shall be expressly set forth by specific reference in such a filing by the Company with the Securities and Exchange Commission.

Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of Atkore International Group Inc., dated May 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATKORE INTERNATIONAL GROUP INC.

Date: May 8, 2018	By:	/s/ Daniel S. Kelly
Daniel S. Kelly
Vice President, General Counsel and Secretary